Exhibit 2.5

PACIFIC DRILLING S.A.

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

As Trustee and Junior Lien Collateral Agent

11.000% / 12.000% SECOND LIEN PIK NOTES DUE 2024

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF NOVEMBER 19, 2018

Reference is made to the Intercreditor Agreement, dated as of November 19, 2018, between Wilmington Trust, National Association, as First Lien Collateral Agent (as defined therein), and Wilmington Trust, National Association, as Junior Lien Collateral Agent (as defined therein) (the “Intercreditor Agreement”). Each holder of any Junior Lien Obligation (as defined in the Intercreditor Agreement) by its acceptance of such Junior Lien Obligation (i) consents to the subordination of Liens (as defined in the Intercreditor Agreement) provided for in the Intercreditor Agreement, (ii) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (iii) authorizes and instructs the Junior Lien Collateral Agent on behalf of each Junior Lien Secured Party (as defined in the Intercreditor Agreement) to enter into the Intercreditor Agreement as the Junior Lien Collateral Agent on behalf of such Junior Lien Secured Parties. The foregoing provisions are intended as an inducement to the noteholders under the First Lien Indenture (as defined in the Intercreditor Agreement) to purchase the First Lien Notes (as defined in the Intercreditor Agreement) and such noteholders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

This FIRST SUPPLEMENTAL INDENTURE, dated as of November 19, 2018 (this “Supplemental Indenture”), is between Pacific Drilling S.A. (the “Company”), and Wilmington Trust, National Association, as Trustee (the “Trustee”) and as Junior Lien Collateral Agent (the “Junior Lien Collateral Agent”).

RECITALS

WHEREAS, Pacific Drilling Second Lien Escrow Issuer Limited (the “Escrow Issuer”) and the Trustee entered into an Indenture, dated as of September 26, 2018 (as heretofore amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Escrow Issuer’s 11.000% / 12.000% Second Lien PIK Notes due 2024 (the “Notes”);

WHEREAS, Section 5.03 of the Indenture requires the Company to execute this Supplemental Indenture in connection with the Assumption (as defined in the Indenture);

WHEREAS, pursuant to Section 9.01(c) of the Indenture the Issuer, the Trustee and the Junior Lien Collateral Agent are each authorized to execute and deliver this Supplemental Indenture, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Articles of Association of the Company and of the Trustee and Junior Lien Collateral Agent necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Trustee and the Junior Lien Collateral Agent, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Trustee and the Junior Lien Collateral Agent covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

Section 1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2.    Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 3.    Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company and the Trustee.

Section 4.    Agreement to be Bound. The Company hereby assumes all obligations of the Issuer and the Company under the Indenture and the Notes for the due and punctual payment of the principal of and interest and any Applicable Premium, if applicable, on all Notes issued pursuant to the Indenture and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer or the Company (except with respect to any obligation and covenant that is expressly specified to be performed or observed solely by the Escrow Issuer). The Company is hereby substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if the Company had been named as the Issuer in the Indenture, and the Company is a successor company under the Indenture.

Section 5.    Ratification of Obligations. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 6.    The Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or Junior Lien Collateral Agent by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. Neither the Trustee nor Junior Lien Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture.

Section 7.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. Signature of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY: PACIFIC DRILLING S.A.,

by
/s/ Paul Reese
Name: Paul Reese
Title: Chief Executive Officer

TRUSTEE AND JUNIOR LIEN COLLATERAL AGENT: WILMINGTON TRUST, NATIONAL ASSOCIATION

by
/s/ Shawn Goffinet
Name: Shawn Goffinet
Title: Assistant Vice President

[Signature Page to First Supplemental Indenture – Assumption (Second Lien Notes)]